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                                                                     EXHIBIT 4.3



                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE RIGHTS AND LIMITATIONS
                                       OF
                           SERIES B PREFERRED  STOCK
                                       OF
                              RENTERS CHOICE, INC.

                              --------------------

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware

                              --------------------

         Renters Choice, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does by its Assistant Secretary hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting on August 4, 1998, duly adopted the following resolution establishing, the rights, preferences, privileges and restrictions of a series of preferred stock of the corporation which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of Renters Choice, Inc. (the "Corporation") is authorized, within the limitations and restrictions stated in its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock and incorporated in a certificate of designation filed with the Secretary of State of the State of Delaware, the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of the Directors in the resolution or resolutions adopted pursuant to the authority granted under the Certificate of Incorporation; and
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         WHEREAS, it is the desire of the Board of Directors of the
Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to Paragraph Fourth,
Section 1 of the Certificate of Incorporation, there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

 1.              Certain Definitions.

                 Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

                 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of a Person who is an individual, shall include (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause
(i). For the purposes of this definition, control when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the holders of the Series B Preferred Shares and their Affiliates shall not be deemed Affiliates of the Corporation.

                 Change of Control. The term "Change of Control" shall mean the occurrence of any one of the following events (i) the acquisition after the Initial Issue Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (i) any person or entity (other than any Permitted Holder) or (ii) any group of persons or entities (excluding any Permitted Holders) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either





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case, of any securities of the Corporation such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 40% or more of the then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Corporation (but only to the extent that such beneficial ownership is not shared with any Permitted Holder who has the power to direct the vote thereof); provided, however, that no such Change of Control shall be deemed to have occurred if (A) the Permitted Holders beneficially own, in the aggregate, at such time, a greater percentage of such voting securities than such other person, entity or group or (B) at the time of such acquisition, the Permitted Holders (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Corporation's Board of Directors; (II) the acquisition by any person of all or substantially all of the assets of the Corporation; (III) the determination by the Corporation's Board of Directors to recommend the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, control of the Corporation; or (IV) upon, other than as a result of the death or disability of one or more of the directors within a three-month period, a majority of the members of the Board of Directors of the Corporation for any period of three consecutive months not being persons who (a) had been directors of the Corporation for at least the preceding 24 consecutive months or were elected by the holders of the Series B Preferred Stock, voting separately as a class, or
(b) when they initially were elected to the Board of Directors of the Corporation, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board of Directors of the Corporation and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (a) and (b) of this subsection (IV) being "Continuing Directors"); provided, however, that no Change of Control shall be deemed to have occurred by virtue of any merger of the Corporation with any wholly-owned subsidiary of the Corporation or any merger of two wholly-owned subsidiaries of the





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Corporation if, in any such merger, the proportionate ownership interests of the stockholders of the Corporation remain unchanged.

                 Common Stock. The term "Common Stock" shall mean the voting common stock, par value $.01 per share, of the Corporation.

                 Conversion Date. The term "Conversion Date" shall have the meaning set forth in Sections 3(c) and 9(c) below, as applicable.

                 Conversion Price. The term "Conversion Price" shall mean the "Conversion Price" as set forth in the Series A Certificate of Designations as adjusted in accordance with Sections 9(d) and 9(e) hereof.

                 Conversion Release Date. The term "Conversion Release Date" shall have the meaning set forth in Section 9(a) below.

                 Corporation Notice. The term "Corporation Notice" shall have the meaning set forth in Section 6(a)(ii)(A) below.

                 Current Market Price. The term "Current Market Price" on any date shall be the average of the last reported sale prices per share (the "Quoted Price") of the Common Stock on each of the fifteen consecutive Trading Days (as defined below) preceding the date of the computation. The Quoted Price of the Common Stock on each day will be (A) the last reported sales price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sales price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on a day will be the Quoted Price of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. If no two securities dealers have inserted such bid and ask quotations, or such Quoted Prices otherwise are not available, the Current Market Price means the fair market value of the Common Stock as of the date prior to the date on which the Current Market





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Price is determined, which such fair market value shall be determined by the
Board of Directors of the Corporation. As used herein the term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                 Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in Section 4(a) below.

                 Dividend Rate. The term "Dividend Rate" shall have the meaning set forth in Section 4(a) below.

                 Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

                 IRR.  The term "IRR" shall have the meaning set forth in
Section 5(a)(vi) below.

                 Junior Stock. The term "Junior Stock" shall mean any stock of the Corporation, other than the Common Stock, ranking junior to the Series B Preferred Stock as to dividends and upon liquidation. Junior Stock shall not include the Series A Preferred Stock.

                 Liquidation. The term "Liquidation" shall mean any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, that neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or





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merger of the Corporation with one or more other entities, shall, by itself, be deemed a Liquidation.

                 Liquidation Preference Amount. The term "Liquidation Preference Amount" shall mean at any date a number equal to the product of (i) $1,050 per share of Series B Preferred Stock, plus all accrued and unpaid dividends thereon calculated in accordance with Sections 4(a) and 4(b) hereof, multiplied by (ii) a fraction, the numerator of which shall be the number equal to the Current Market Price as of such date, and the denominator of which shall be the number equal to the Current Market Price as of the Initial Issue Date (adjusted for stock splits, reorganizations, recapitalizations or similar events); provided, however, that in no case shall the Liquidation Preference Amount be an amount less than $1,050 per share of Series B Preferred Stock, plus all accrued and unpaid dividends thereon calculated in accordance with Sections 4(a) and 4(b) hereof.

                 Non-Voting Common Stock. The term "Non-Voting Common Stock" shall mean the non-voting common stock, par value $.01 per share, of the Corporation.

                 Permitted Holder. The term "Permitted Holder" shall mean (i) Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., or any entity controlled by either of the foregoing or any of the partners of the foregoing, (ii) an employee benefit plan of the Corporation or any subsidiary of the Corporation, or any participant therein, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or (iv) any Permitted Transferee of any of the foregoing persons.

                 Permitted Transferee. The term "Permitted Transferee" shall mean, with respect to any Person, (i) any officer, director or partner of, or Person controlling, such Person, (ii) any other Person that is (x) an Affiliate of the general partner(s), investment manager(s) or investment advisor(s) of such Person, (y) an Affiliate of such Person or a Permitted Transferee of an Affiliate or (z) an investment fund, investment account or investment entity whose investment manager, investment advisor or general partner thereof is such Person or a Permitted Transferee of such Person or (iii) if a Permitted Transferee of a Person set forth in the foregoing clauses (i) and (ii) is an individual, (x) any spouse or issue of such individual, or any trust solely for the benefit of such individual, spouse or issue, and (y) upon such individual's death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution, in each case in a bona fide distribution or other transaction not intended to avoid the provisions of this Agreement.





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                 Person.  The term "Person" shall mean an individual or a
corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                 Quarterly Dividend Period. The term "Quarterly Dividend Period" shall have the meaning set forth in Section 4(a) below.

                 Redemption Event. A Redemption Event will be deemed to occur at the earliest of (i) the date upon which there is a Change of Control of the Corporation, (ii) the date upon which the Corporation's Common Stock is not listed for trading on a United States national securities exchange or the NASDAQ National Market System, or (iii) the eleventh anniversary of the Initial Issue Date.

                 Repurchase Date. The term "Repurchase Date" shall have the meaning set forth in Section 6(a)(i) below.

                 Repurchase Price. The term "Repurchase Price" shall have the meaning set forth in Section 6(a)(i) below.

                 Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 Series A Certificate of Designations. The term "Series A Certificate of Designations" shall mean the Certificate of Designations, Preferences, and Relative Rights and Limitations relating to the Series A Preferred Stock, in the form filed with the Delaware Secretary of State.

                 Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $.01 per share, of the Corporation.

                 Series B Preferred Stock. The term "Series B Preferred Stock" shall mean the Series B Preferred Stock authorized hereby.

                 Stockholders Agreement. The term "Stockholders Agreement" shall mean that certain stockholders agreement of the Corporation dated as of August 5, 1998, as in effect on the Initial Issue Date, a copy of which shall be maintained by the Secretary of the Corporation and which shall be available to any stockholder of the Corporation upon request.





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2.               Designation.

                 The series of preferred stock authorized hereby shall be designated as the "Series B Preferred Stock." The number of shares constituting such series shall initially be Four Hundred Thousand (400,000). The par value of the Series B Preferred Stock shall be $.01 per share.

3.               Conversion to Series A Preferred Stock.

         (a) If the stockholders of the Corporation shall on or before the day that is 120 calendar days following the Initial Issue Date approve the proposal to allow the Series B Preferred Stock to be converted into shares of the Series A Preferred Stock (the "Series A-to-B Conversion"), then each outstanding share of Series B Preferred Stock shall, without any action on the part of the holder thereof or the Corporation, be automatically converted into one fully-paid and non-assessable share of Series A Preferred Stock.

                          ii.                      If the stockholders of the
                                           Corporation shall approve the Series
                                           A-to-B Conversion during the period
                                           commencing on the date that is 121
                                           calendar days following the Initial
                                           Issue Date and continuing up to and
                                           including the date that is 150
                                           calendar days following the Initial
                                           Issue Date,  then each outstanding
                                           share of Series B Preferred Stock
                                           shall, without any action on the
                                           part of the holder thereof or the
                                           Corporation, be automatically
                                           converted into 1.15 fully-paid and
                                           non-assessable shares of Series A
                                           Preferred Stock.

                          iii.                     If the stockholders of the
                                           Corporation shall approve the Series
                                           A-to-B Conversion on or after the
                                           date that is 151 days following the
                                           Initial Issue Date, the conversion
                                           of the shares of Series B Preferred
                                           Stock into shares of Series A
                                           Preferred Stock shall be at the sole
                                           option and discretion of each holder
                                           of the Series B Preferred Stock, and
                                           each outstanding share of Series B
                                           Preferred Stock shall be convertible
                                           into 1.2 fully-paid and
                                           non-assessable shares of Series A
                                           Preferred Stock.





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         (b)              Promptly following the conversion of Series B
                 Preferred Stock to Series A Preferred Stock pursuant to Sections 3(a)(i) and (ii) above, the holder of the Series B Preferred Stock shall (i) surrender the certificates or certificates evidencing the shares of Series B Preferred Stock, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the Series B Preferred Stock and (ii) state in writing the name or names in which the certificate or certificates for shares of Series A Preferred Stock are to be issued. As soon as practical following receipt of the foregoing, the Corporation shall deliver to such former holder of Series B Preferred Stock, a certificate or certificates in denominations acceptable to the holders representing the shares of Series A Preferred Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which the stockholders of the Corporation approved the Series A-to-B Conversion.

         (c) To convert Series B Preferred Stock into Series A Preferred Stock at the option of the holder pursuant to
                 Section 3(a)(iii) above, a holder must give written notice to the Corporation at such office that such holder elects to convert Series B Preferred Stock into Series A Preferred Stock, and the number of shares to be converted. Such conversion shall be deemed to have been effected as of the close of business on the date on which the holder delivers such notice to the Corporation (such date is referred to herein as the "Conversion Date" for purposes of any conversion of Series B Preferred Stock pursuant to Section 3(a)(iii)). Promptly thereafter, the holder of the Series B Preferred Stock shall (i) surrender the certificate or certificates evidencing the shares of Series B Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the Series B Preferred Stock and (ii) state in writing the name or names in which the certificate or certificates for shares of Series A Preferred Stock are to be issued. As soon as practical





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                 following receipt of the foregoing, the Corporation shall
                 deliver to such former holder of Series B Preferred Stock, a certificate representing the shares of Series A Preferred Stock, together with a new certificate representing the unconverted portion, if any, of the shares of Series B Preferred Stock formerly represented by the certificate or certificates surrendered for conversion.

         4.               Dividends.

         (a) The holders of the shares of Series B Preferred Stock shall be entitled to receive cumulative quarterly dividends at a dividend rate equal to 3 3/4% per annum (the "Dividend Rate") computed on the basis of $1,000 per share, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends; provided, however, on and after the earlier of the day that is 121 calendar days following the Initial Issue Date or the date of a stockholders meeting convened for the purpose of obtaining the approval described in Section 3(a) of this Certificate of Designations, the dividend rate shall be equal to 7% per annum computed on the basis of $1,000 per share. Notwithstanding the foregoing, for the five-year period commencing with the Initial Issue Date, payments of dividends shall be made, at the election of the Corporation, either (i) in cash or (ii) by issuing a number of additional fully paid and nonassessable shares (and/or fractional shares) of Series B Preferred Stock for each such share (or fractional share) of Series B Preferred Stock then outstanding equal to the dividend then payable on each such share (or fractional share) of Series B Preferred Stock (expressed as a dollar amount) divided by 1,000. Quarterly dividend periods (each a "Quarterly Dividend Period") shall commence on January 1, April 1, July 1 and October 1, in each year, except that the first Quarterly Dividend Period shall commence on the date of issuance of the Series B Preferred Stock, and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Dividends on the shares of Series B Preferred Stock shall be payable on March 31, June 30, September 30, December 31 of each year (a "Dividend Payment Date"), commencing September 30, 1998. Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding such Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

                 If, on any Dividend Payment Date, the full dividends provided for in this Section 4(a) are not declared and paid to the holders of the Series B Preferred Stock, whether in cash or in additional shares of Series B Preferred Stock, then such dividends shall cumulate with additional dividends thereon, compounded quarterly, at the dividend rate applicable to the Series B Preferred Stock as provided in this Section 4(a), for each succeeding full Quarterly Dividend Period during





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which such dividends shall remain unpaid.  In the event the Corporation elects to pay dividends in additional shares of Series B Preferred Stock, the Corporation shall on the Dividend Payment Date deliver to the holders certificates representing such shares.

                 Notwithstanding anything to the contrary in this Certificate of Designations, in the event any conversion (including into Series A Preferred Stock or Non-Voting Common Stock), redemption or liquidation occurs as of a date other than on a Dividend Payment Date, the holder of Series B Preferred Stock shall be paid a pro rata dividend equal to the dividend payable for that Quarterly Dividend Period multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date and the denominator of which is the number of days in the Quarterly Dividend Period in which the conversion, redemption or liquidation occurs.

         (b) The amount of any dividends accrued on any share of the Series B Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Payment Date, whether or not earned or declared. The amount of dividends accrued on any share of the Series B Preferred Stock on any date other than a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Payment Date, whether or not earned or declared, and
                 (ii) an amount determined by multiplying (x) the Dividend Rate by (y) a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date to and including the date on which such calculation is made and the denominator of which shall be the full number of days in such Quarterly Dividend Period.

         (c) Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Series B Preferred Stock (other than a purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend in cash on the Series B Preferred Stock payable on the distribution date in an amount equal to any accrued and unpaid dividends on the Series B Preferred Stock as of such date.

         5.               Consent Rights.

         (a) Commencing on the day that is 121 calendar days following the Initial Issue Date and for so long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without the consent of





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                 holders of at least a majority of the outstanding shares of
                 Series B Preferred Stock, (i) increase the number of authorized shares of Series B Preferred Stock or authorize the issuance or issue of any shares of Series B Preferred Stock other than to existing holders of Series B Preferred Stock,
                 (ii) amend, alter or repeal, in any manner whatsoever, the designations, preferences and relative rights and limitations and restrictions of the Series B Preferred Stock or the Series A Preferred Stock; (iii) amend, alter or repeal any of the provisions of the Certificate of Incorporation or By-Laws of the Corporation in a manner that would negatively impact the holders of the Series B Preferred Stock, including (but not limited to) any amendment that is in conflict with the consent rights set forth in this Section 5; (iv) directly or indirectly, redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or other analogous fund for the redemption, purchase or acquisition of any shares of Common Stock or Junior Stock, except for the repurchase by the Corporation of up to $25,000,000 in Common Stock from J. Ernest Talley, declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of Common Stock or Junior Stock; (v) effect a voluntary liquidation, dissolution or winding up of the Corporation; (vi) sell or agree to sell all or substantially all of the assets of the Corporation, unless such transaction (1) occurs after the fourth anniversary of the Initial Issue Date, (2) is a sale for cash and (3) results in an internal rate of return ("IRR") of 30%





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
                 compounded quarterly or greater to the holder of the Series B Preferred Stock with respect to each share of Series B Preferred Stock issued on the Initial Issue Date, or (vii) enter into any merger or consolidation or other business combination involving the Corporation (except a merger of a wholly-owned subsidiary of the Corporation into the Corporation in which the Corporation's capitalization is unchanged as a result of such merger) unless such transaction
                 (1) occurs after the fourth anniversary of the Initial Issue Date, (2) is for cash and (3) results in an IRR of 30% compounded quarterly or greater to the holder of the Series B Preferred Stock with respect to each share of Series B Preferred Stock issued on the Initial Issue Date.

         (b) While any shares of Series B Preferred Stock are outstanding, the Corporation will not, directly or indirectly, without the majority affirmative vote of the Finance Committee, issue debt securities of the Corporation with a value in excess of $10 million (including any refinancing of existing indebtedness).

         (c) While any shares of Series B Preferred Stock are outstanding, the Corporation will not, directly or indirectly, without the unanimous affirmative vote of the Finance Committee, issue equity securities of the Corporation with a value in excess of $10 million (including any refinancing of existing indebtedness); provided, however, that the following equity issuances shall require only a majority affirmative vote of the Finance Committee: (A) a Common Stock offering within 24 months of the Initial Issue Date that is equal to





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                 or less than $75 million of gross proceeds to the Corporation and the selling price is equal to or greater than the Conversion Price, (B) a Common Stock offering in which the selling price (1) at any time prior to the third anniversary of the Initial Issue Date is equal to or greater than two times the Conversion Price and (2) thereafter, equal to or greater than the price that would imply a 25% or greater IRR compounded quarterly on the Conversion Price and (C) an issuance of equity in connection with an acquisition if the issuance is equal to or less than 10% of the outstanding Common Stock (calculated post-issuance of such shares of Common Stock).

         6.               Redemption

         (a)              Mandatory Redemption.

                                        (i)     Right to Require Redemption.
                                  If at any time there shall occur any
                                  Redemption Event of the Corporation, then each holder of Series B Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem, and upon the exercise of such right the Corporation shall redeem, all or any part of such holder's Series B Preferred Stock on the date (the "Repurchase Date") that is 45 days after the date of the Corporation Notice (as defined below). The redemption price per share (the "Repurchase Price") for such shares of Series B Preferred Stock so redeemed shall equal the Liquidation Preference Amount on the Repurchase Date.





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
                                         (ii)    Notices; Method of Exercising
                                                 Redemption Right, etc.

                                  (A)      Within 15 days after the occurrence
of a Redemption Event, the Corporation shall mail to all holders of record of the Series B Preferred Stock a notice (the "Corporation Notice") of the occurrence of the Redemption Event and of the redemption right set forth herein arising as a result thereof. Each Corporation Notice of a redemption right shall state: (i) the Repurchase Date; (II) the date by which the redemption right must be exercised; (III) the Repurchase Price; (IV) a description of the procedure which a holder must follow to exercise a redemption right including a form of the irrevocable written notice referred to in Section 6(a)(ii)(B) hereof; and (V) the place or places where such Series B Preferred Stock may be surrendered for redemption.

                                  No failure of the Corporation to give the
foregoing notices or any defect therein shall limit any holder's right to exercise a redemption right or affect the validity of the proceedings for the redemption of Series B Preferred Stock.

                                  (B)      To exercise a redemption right, a
holder must deliver to the Corporation on or before the 15th day after the date of the Corporation Notice (i) irrevocable written notice of the holder's exercise of such rights, which notice shall set forth the name of the holder, the amount of the Series B Preferred Stock to be redeemed, a statement that an election to exercise the redemption right is being made thereby, and (ii) the Series B Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer to the Corporation. Such written notice shall be irrevocable. Subject to the provisions of Section 6(a)(ii)(D) below, Series B Preferred Stock surrendered for redemption together with such irrevocable written notice shall cease to be convertible from the date of delivery of such notice. If the Repurchase Date falls after the record date and before the following Dividend Payment Date, any Series B Preferred Stock to be redeemed must be accompanied by payment of an amount equal to the dividends thereon which the registered holder thereof is to receive on such Dividend Payment Date, and, notwithstanding such redemption, such dividend payment will be made by the Corporation to the registered holder thereof on the applicable record date; provided that any quarterly payment of dividends becoming due on the Repurchase Date shall be payable to the holders of such Series

B Preferred Stock registered as such on the relevant record date subject to the terms of Section 4(b) hereof.

                                  (C)      In the event a redemption right
shall be exercised in accordance with the terms hereof, the Corporation shall pay or cause to be paid the Repurchase Price in cash, to the holder on the Repurchase Date.

                                  (D)      If any Series B Preferred Stock
surrendered for redemption shall not be so redeemed on the Repurchase Date, such Series B Preferred Stock shall be convertible at any time from the Repurchase Date until redeemed and, until redeemed, continue to accrue dividends to the extent permitted by applicable law from the Repurchase Date at the same rate borne by such Series B Preferred Stock. The Corporation shall pay to the holder of such Series B Preferred Stock the additional amounts arising from this Section 6(a)(ii)(D) at the time that it pays the Repurchase Price, and if applicable such Series B Preferred Stock shall remain convertible into Non-Voting Common Stock until the Repurchase Price plus any additional amounts owing on such Series B Preferred Stock shall have been paid or duly provided for.

                                  (E)      Any Series B Preferred Stock which
is to be redeemed only in part shall be surrendered at any office or agency of the Corporation designated for that purpose pursuant to Section 6(a)(ii)(A)(V) hereof and the Corporation shall execute and deliver to the holder of such Series B Preferred Stock without service charge, a new certificate or certificates representing the Series B Preferred Stock, of any authorized denomination as requested by such holder, in aggregate amount equal to and in exchange for the unredeemed portion of the Series B Preferred Stock so surrendered.

         7.                       Priority.

         (a)                      Priority as to Dividends.  Holders of the
                          shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in
                          Section 4 hereof in preference to and in priority over any Junior Stock or Common Stock.

         (b)                      Series A Preferred Stock.  The Series B
                          Preferred Stock shall rank on parity with the Series A Preferred Stock with respect to dividends and redemption.

         8.                       Liquidation Preference.

         (a)                      In the event of any Liquidation, holders of
                          the Series B Preferred Stock will be entitled to receive out of the assets of the Corporation whether such assets are capital or surplus and whether or not any dividends as such are declared, the Liquidation Preference Amount to the date fixed for distribution, and no more, (i) pari passu with any distribution to the holders of Series A Preferred Stock with respect to the distribution of assets and (ii) before any distribution shall be made to the holders of Junior Stock or Common Stock with respect to the distribution of assets. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be otherwise payable on such distribution to the holders of Series B Preferred Stock were such Liquidation Preference Amount paid in full. Except as provided, in this
                          Section 8(a), in the event of any Liquidation of the Corporation, the holders of shares of Series B Preferred Stock shall not be entitled to any additional payments.

         (b)                      The consolidation or merger of the
                          Corporation with or into such corporation or corporations shall not itself be deemed to be a Liquidation of the Corporation within the meaning of this Section 8.

         (c)                      Written notice of any Liquidation of  the
                          Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

         (d)                      The Series B Preferred Stock shall rank on
                          parity with the Series A Preferred Stock with respect to liquidations.

         9.                       Conversion.

         (a)                      The Series B Preferred Stock shall not be
                          convertible into any other class or series of stock of the Corporation until the earlier to occur of the day that is 121 calendar days following the Initial Issue Date or the date of the first stockholders meeting following the Initial Issue Date, the earlier date of which shall constitute the "Conversion Release Date." After the Conversion Release Date, each share of Series B Preferred Stock shall be convertible at any time and from time to time, at the option of the holder thereof into validly issued, fully paid and nonassessable shares of Non-Voting Common Stock, in an amount determined in accordance with

                          Section 9(d) below; provided, however, if after the Conversion Release Date any holder of Series B Preferred Stock elects to convert but it is determined that the Corporation cannot issue Non-Voting Common Stock, such holder shall be entitled to receive Common Stock in lieu of Non-Voting Common Stock.

         (b)                      Immediately following the conversion of
                          Series B Preferred Stock into Non-Voting Common Stock on the Conversion Date (i) such converted shares of Series B Preferred Stock shall be deemed no longer outstanding and (ii) the Persons entitled to receive the Non-Voting Common Stock upon the conversion of such converted Series B Preferred Stock shall be treated for all purposes as having become the owners of record of such Non-Voting Common Stock. Upon the issuance of shares of Non-Voting Common Stock upon conversion of Series B Preferred Stock pursuant to this Section 9, such shares of Non-Voting Common Stock shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.
                          Notwithstanding anything to the contrary in this
                          Section 9, any holder of Series B Preferred Stock may convert shares of such Series B Preferred Stock into Non-Voting Common Stock in accordance with Section 9 on a conditional basis, such that such conversion will not take effect unless the conditions set forth in Section 9(c) are satisfied, and the Corporation shall make such arrangements as may be necessary or appropriate to allow such conditional conversion and to enable the holder to satisfy such other conditions.

         (c)                      To convert Series B Preferred Stock into
                          Non-Voting Common Stock at the option of the holder pursuant to Section 9(a), a holder must give written notice to the Corporation at such office that such holder elects to convert Series B Preferred Stock into Non-Voting Common Stock, and the number of shares to be converted. Such conversion, to the extent permitted by law, regulation, rule or other requirement of any governmental authority (collectively, "Laws") and the provisions hereof, shall be deemed to have been effected as of the close of business on the date on which the holder delivers such notice to the Corporation (such date is referred to herein as the "Conversion Date" for purposes of any conversion of Series B Preferred Stock pursuant to
                          Section 9(a)).   Promptly thereafter the holder shall
                          (i) surrender the certificates or certificates evidencing the shares of Series B Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the Series B Preferred Stock, (ii) state in writing the name or names in which the certificate or certificates for shares of Non-Voting Common Stock are to be issued,
                          (iii) provide evidence reasonably satisfactory to the Corporation that such holder has satisfied any conditions, contained in any agreement or any legend on the certificates representing the Series B Preferred Stock, relating to the transfer thereof, if shares of Non-Voting Common Stock are to be issued in a name or names other than the holder's, and (iv) pay any transfer or similar tax if required as provided in Section 9(j) below. As soon as practical following receipt of the foregoing, the Corporation shall deliver to such former holder of Series B Preferred Stock, a certificate representing the shares of Non-Voting Common Stock issued upon the conversion, together with a new certificate representing the unconverted portion, if any, of the shares of Series B Preferred Stock formerly represented by the certificate or certificates surrendered for conversion.

         (d)                      For the purposes of the conversion of Series
                          B Preferred Stock into Non-Voting Common Stock pursuant to Section 9(a), the number of shares of Non-Voting Common Stock issuable upon conversion for each share of Series B Preferred Stock shall be determined by dividing (i) the number of shares of Common Stock issuable as if the Series B Preferred Stock had been first converted into Series A Preferred Stock pursuant to Section 3(a)(iii) hereof (whether or not the stockholder approval referenced therein has actually occurred) and then converted into Common Stock by (ii) (A) 1.00, in the event the shares of Series B Preferred Stock are converted during the period commencing on the date that is 121 calendar days following the Initial Issue Date and continuing up to and including the date that is 150 calendar days following the Initial Issue Date, or
                          (B) .75, in the event the shares of Series B
                          Preferred Stock
                          are converted on or after the date that is 151 calendar days following the Initial Issue Date.

         (e)                      In order to prevent dilution of the
                          conversion rights granted hereunder, the number of shares of Non-Voting Common Stock issuable upon conversion and the Conversion Price shall each be adjusted from time to time in the same manner as the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the "Conversion Price" as set forth in the Series A Certificate of Designations are adjusted pursuant to the Series A Certificate of Designations.

         (f)                      No fractional shares of Non-Voting Common
                          Stock shall be issued upon the conversion of Series B Preferred Stock. If any fractional interest in a share of Non-Voting Common Stock would, except for the provisions of this Section 9(f), be deliverable upon the conversion of any Series B Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such converted Series B Preferred Stock of an amount in cash equal (computed to the nearest cent) to the Current Market Price of such fractional interest as of the end of the Corporation's last fiscal year as determined in good faith in the sole discretion of the Board of Directors of the Corporation.

         (g)                       Whenever the Conversion Price is adjusted,
                          as herein provided, the Corporation shall promptly mail a notice of the adjustment to holders of Series B Preferred Stock by first class mail. The Corporation shall forthwith maintain at its principal executive office and file with the transfer agent, if any, for Series B Preferred Stock, a statement, signed by the Chairman of the Board, or the President, or a Vice President of the Corporation and by its chief financial officer or an Assistant Treasurer, showing in reasonable detail the facts requiring such adjustment and the Conversion Price after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of Series B Preferred Stock desiring an inspection thereof.

         (h)                      If there shall occur any capital
                          reorganization or any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another entity, or the conveyance of all or substantially all of the assets of the Corporation to another person or entity, each share of Series B Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Non-Voting Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith in the sole discretion of the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

         (i)                      The Corporation shall at all times reserve
                          and keep available, out of its authorized but unissued shares of Series A Preferred Stock and Non-Voting Common Stock or treasury shares thereof, solely for the purpose of issuance upon the conversion of Series B Preferred Stock, the full number of shares of Series A Preferred Stock and Non-Voting Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding. In addition, the Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or treasury shares thereof, solely for the purpose of issuance upon the conversion of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of those shares of Series A Preferred Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of

                          Delaware, increase the authorized amount of its Series A Preferred Stock or Non-Voting Common Stock if at any time the authorized number of shares of Series A Preferred Stock or Non-Voting Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series B Preferred Stock at the time outstanding.

         (j)                      The Corporation shall pay any documentary,
                          stamp or similar issue or transfer tax due on the issue of (i) shares of Series A Preferred Stock upon conversion of the Series B Preferred Stock into Series A Preferred Stock and (ii) shares of Non-Voting Common Stock upon conversion of the Series B Preferred Stock into Non-Voting Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any security in a name other than that in which the security so converted was registered, and no such issue or delivery shall be made unless and until the person requested such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

         10.              Exclusion of Other Rights.

                          Except as otherwise required by law, shares of Series
B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Designations filed pursuant hereto (as such Certificate may be amended from time to time) and in the Certificate of Incorporation. No shares of Series B Preferred Stock shall have any rights of preemption or subscription whatsoever as to any securities of the Corporation, except as expressly provided in any written agreement among the Corporation and any holder or holders of Series B Preferred Stock.

         11.              Reissuance of Preferred Stock.

                          Shares of Series B Preferred Stock that have been
issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) be canceled and shall not be reissued.

         12.     Headings of Subdivisions.

                 The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13.     Severability of Provisions.

                 If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution and in the Certificate of Designations for the Series B Preferred Stock (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         14.     Notice.

                 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by hand delivery or registered or certified mail, return receipt requested, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at 13800 Montfort Drive, Suite 300, Dallas, Texas 75240,
Attention: Secretary. Minor imperfections in any such notice shall not affect the validity thereof.

         IN WITNESS WHEREOF, Renters Choice, Inc. has caused this certificate to be signed by _____________________, its __________________, this ____ day of
August, 1998.


                                    RENTERS CHOICE, INC.
                                    a Delaware corporation



                                    By:
                                             ----------------------------------
                                    Name:
                                             ----------------------------------

                                    Title:
                                             ----------------------------------